UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 2)*


                               eCollege.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    27887E100
                    ----------------------------------------
                                 (CUSIP Number)





                               February 29, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X]   Rule 13d-1(b)

       [ ]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ---------------------------
CUSIP No.  27887E100                      13G           PAGE 2 OF 4 PAGES
-----------------------------                       ---------------------------

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1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Chilton Investment Company, Inc.
        13-3667517
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
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                        5       SOLE VOTING POWER

                                2,098,137
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   2,098,137
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,098,137
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IA
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  27887E100                      13G           PAGE 3 OF 4 PAGES
-----------------------------                       ---------------------------


Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on August 28, 2003 by Chilton Investment Company, Inc. (the "Reporting Person") with respect to the Common Stock, $.01 par value (the "Common Stock"), of eCollege.com, Inc. a Delware corporation (the "Schedule 13G"), as amended by Amendment No. 1 to the
Schedule 13G filed on February 13, 2004, is hereby amended by this Amendment No.2 to the Schedule 13G to report a change in beneficial ownership. The
Schedule 13G is hereby amended as follows:

Item 4 is hereby amended and restated in its entirety to read:

Item 4.           Ownership.

                  (a) Amount beneficially owned: 2,098,137 shares

                  (b) Percent of class: 10.4%

                  (c) Number of shares as to which the person has:

                           (i)      Sole power to vote or to
                                    direct the vote:            2,098,137 shares
                           (ii)     Shared power to vote or to
                                    direct the vote:            0
                           (iii)    Sole power to dispose or to
                                    direct the disposition of:  2,098,137
                           (iv)     Shared power to dispose or to
                                    direct the disposition of:  0


                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 10, 2004
                                                Chilton Investment Company, Inc.

                                           By:  /s/  James Steinthal
                                                --------------------------------
                                                Name:   James Steinthal
                                                Title:  Senior Vice President